    As filed with the Securities and Exchange Commission on January 28, 2002
                         Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              SKILLSOFT CORPORATION
             (Exact name of registrant as specified in its charter)

                   Delaware                        02-0496115
        (State or other jurisdiction of          (I.R.S. Employer
         incorporation or organization)         Identification No.)

                              SKILLSOFT CORPORATION
              20 INDUSTRIAL PARK DRIVE, NASHUA, NEW HAMPSHIRE 03062
                                 (603) 324-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                CHARLES E. MORAN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            20 INDUSTRIAL PARK DRIVE
                           NASHUA, NEW HAMPSHIRE 03062
                                 (603) 324-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Patrick J. Rondeau, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                           Boston, Massachusetts 02109
                            Telephone: (617) 526-6000
                            Telecopy: (617) 526-5000


         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-_______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333-__________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                    Proposed         Proposed
                                                                     Maximum         Maximum
                                                      Amount        Offering        Aggregate        Amount of
                                                       to be          Price          Offering       Registration
        Title of Shares to be Registered            Registered    Per Share(1)       Price(1)           Fee

Common Stock, $0.001 par value per share......        954,535        $25.49        $24,331,097         $2,238

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on January 22, 2002.

         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 28, 2002

PROSPECTUS

                              SKILLSOFT CORPORATION

                         954,535 SHARES OF COMMON STOCK

This prospectus relates to resales of shares of common stock previously issued by SkillSoft Corporation to the former stockholders of Books24x7.com, Inc. in connection with our acquisition of that company.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq National Market under the symbol "SKIL." On January 23, 2002, the closing sale price of the common stock on the Nasdaq National Market was $25.90 per share. You are urged to obtain current market quotations for the common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


            The date of this prospectus is _________________, 2002.

                                TABLE OF CONTENTS

                                                                                           PAGE
                           PROSPECTUS SUMMARY...........................................    3

                           THE OFFERING.................................................    3

                           RISK FACTORS.................................................    4

                           SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION...........   11

                           USE OF PROCEEDS..............................................   12

                           SELLING STOCKHOLDERS.........................................   12

                           PLAN OF DISTRIBUTION.........................................   13

                           LEGAL MATTERS................................................   14

                           EXPERTS......................................................   14

                           WHERE YOU CAN FIND MORE INFORMATION..........................   14

                           INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............   15


         SkillSoft Corporation's executive offices are located at 20 Industrial Park Drive, Nashua, New Hampshire 03062, our telephone number is (603) 324-3000 and our Internet address is www.skillsoft.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires references in this prospectus to "SkillSoft," "we," "us," and "our" refer to SkillSoft Corporation and its subsidiaries.

         "SkillSoft", "SkillPort", "RolePlay", "Search-and-Learn", and "SkillSimluations" are our trademarks. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

         This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                              SKILLSOFT CORPORATION

         We are a global provider of comprehensive e-Learning solutions to large businesses and governmental organizations. We focus on a variety of professional effectiveness and business topics (commonly called "soft skills") that we believe represent the most critical skills required of employees in increasingly dynamic and complex work environments. Our solutions are designed to address training issues that support our customers' business objectives and to provide a system of continuous support to working employees. Our solutions are based on open standards Web technologies and flexible, low bandwidth architecture, enabling users to access the material they need, with the specificity or breadth that they require, anytime or anywhere that they may need it.

         We provide our customers with a comprehensive offering of Web-based training courses and integrated performance support tools (or e-Learning solutions). Our library encompasses a wide array of professional effectiveness skills, such as management, leadership, communication, project management and customer service, as well as business topics such as finance, marketing, sales and strategic planning. All of our content is developed within our object-oriented architecture and organized into flexible learning objects that can be immediately drawn upon collectively or individually. Our total library consists of over 1,000 courses (including SkillSimulations and translated and localized versions), representing over 2,750 hours of content and over 12,000 learning objects. We develop most of our courses in cooperation with outside organizations that assemble our courses using our proprietary Web-based tool set, often using their own subject matter experts.

         We recently purchased partially developed technology and courseware from a privately held IT product line company. Once the IT course content is fully repurposed onto our architecture, we will offer 300 hours of instruction, predominately in the desktop and web developer areas, with full functionality on our SkillPort personalization and learner management system.

         We also recently acquired Books24x7.com, Inc., which offers subscription clients detailed online searches to more than 1,700 unabridged IT and business books. Books24x7.com, Inc.'s patent-pending technology platform gives users the ability to perform multi-tier searches of its Referenceware lines: ITPro, BusinessPro and OfficeEssentials.

                                  THE OFFERING

Common Stock offered by selling                              954,535 shares
stockholders.........................................

Use of proceeds......................................        SkillSoft will not receive any proceeds from the sale
                                                             of shares in this offering

Nasdaq National Market symbol........................        SKIL

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained or incorporated by reference in this prospectus before deciding to invest in shares of our common stock. The occurrence of any of the circumstances described in these risk factors could materially adversely affect our business, financial condition or results of operations. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment.

         RISKS RELATED TO OUR BUSINESS AND FINANCIAL PERFORMANCE

         WE HAVE NOT YET ACHIEVED PROFITABILITY AND WE MAY NOT BE ABLE TO DO SO IN THE FUTURE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         Since we began operations in January 1998, we have incurred losses in every fiscal period. Our accumulated deficit through the quarter ended October 31, 2001 was $64.6 million. While we expect to attain profitability in the fiscal quarter ending January 31, 2002 there can be no assurance we will achieve this. If we are not profitable in the quarter ended January 31, 2002, the market price of our common stock may be adversely affected. We expect to continue to incur significant expenses, particularly in sales and marketing, in an effort to develop our business. As a result, we will need to generate significant revenue to achieve and maintain profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

         WE AND SEVERAL OF OUR EXECUTIVES, THREE OF OUR KEY EMPLOYEES AND OUR LARGEST INVESTOR ARE DEFENDANTS IN LITIGATION WITH NETG WHICH ALLEGES, AMONG OTHER THINGS, MISAPPROPRIATION OF TRADE SECRETS; THIS LITIGATION WILL CONTINUE TO BE COSTLY AND MAY DIVERT THE EFFORTS OF OUR MANAGEMENT AND MAY ULTIMATELY RESTRICT OUR ABILITY TO DO BUSINESS.

         We, several of our executives, three of our key employees and our largest investor are defendants in a lawsuit brought by National Education Training Group, Inc. ("NETg"), the former employer of these individuals. NETg alleges in substance that the defendants breached their fiduciary and contractual obligations to NETg in connection with the organization and operation of SkillSoft, misappropriated trade secrets from NETg, tortiously interfered with NETg's business and employees and breached provisions of a license agreement with NETg relating to the use of its software. NETg maintains that the trade secrets allegedly misappropriated by SkillSoft and the other defendants include, among other things:

         - various aspects of the design and functionality of its education and training software and products;

         -        customer lists and information;

         -        relationships with service providers; and

         -        NETg's soft skills product line business plan.

         The claims seek injunctive relief against the defendants demanding the return, and no future use by these defendants, of the alleged trade secrets. The claims also seek compensatory damages of $400 million, exemplary damages in the additional amount of $400 million, additional compensatory, incidental and consequential damages in an unspecified amount and punitive damages totaling $50 million or such other amount as the court deems just or appropriate. Named as defendants in the lawsuit, in addition to SkillSoft, are Charles E. Moran, Jerald A. Nine, Jr., Mark A. Townsend, Lee A. Ritze, Dennis E. Brown, Sally H. Hovis, Warburg, Pincus Ventures, L.P., our largest investor, and each partner of Warburg Pincus.

         In addition, NETg also filed suit against SkillSoft in July 2000 alleging that our educational and training software products infringe a patent allegedly owned by NETg. The complaint seeks both monetary damages and injunctive relief. We have filed an answer and a counterclaim for a declaration of invalidity of the NETg patent.

         These lawsuits are still in discovery, and we cannot yet assess the potential liability of SkillSoft or the other defendants. Our failure to prevail in these cases could have any or all of the following significant adverse effects on our business and financial performance:

         - injunctive relief against SkillSoft and our officers and employees, which could significantly restrict our ability to conduct our business;

         -        an adverse judgment against us for monetary damages;

         -        a settlement on unfavorable terms;

         - obligations we have to indemnify our employees for liabilities and expenses they incur in connection with the lawsuits;

         - obligations to customers for breach of our warranty of noninfringement; or

         - a requirement to reengineer our products to avoid patent infringement, which would likely result in additional expense and delay.

         On April 17, 2001, we filed a Request for Reexamination of the patent in suit with the United States Patent and Trademark Office ("PTO"), which was granted on June 6, 2001. On December 19, 2001, the PTO issued a non-final Office Action rejecting all seven claims of NETg's patent. NETg has until February 16, 2002 to respond.

         These cases, regardless of their outcome, will continue to result in significant expenses in defending the lawsuits. Our legal expenses related to the defense of these lawsuits totaled approximately $1.9 million in the fiscal year ended January 31, 2000, $1.4 million in the fiscal year ended January 31, 2001 and $1.25 million for the nine months ended October 31, 2001. Moreover, these lawsuits may divert the efforts and attention of our management team from normal business operations.

         OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER DUE TO THE NATURE OF OUR BUSINESS, AND A REVENUE OR EARNINGS SHORTFALL IN A PARTICULAR QUARTER WOULD HAVE A NEGATIVE IMPACT ON THE PRICE OF OUR COMMON STOCK.

         If our quarterly revenue or operating results falls below the expectations of investors or securities analysts, the price of our common stock could fall substantially. Our quarterly operating results may fluctuate as a result of a variety of factors, including:

         - seasonality -- due to the budget and purchasing cycles of our customers, we expect our revenue and operating results will generally be strongest in the fourth quarter of our fiscal year and weakest in the first quarter; and

         - the expenses we incur to support the anticipated growth of our business.

         Most of our expenses, such as rent and most employee compensation, do not vary directly with revenue and are difficult to adjust in the short term. As a result, if revenue for a particular quarter is below our expectations, we could not proportionately reduce operating expenses for that quarter. Any such revenue shortfall would, therefore, have a disproportionate effect on our expected operating results for that quarter. In addition, we expect that a disproportionate amount of our revenue each quarter will be recognized in the final weeks of that quarter. As a result, any delays in receiving orders or signing contracts may defer the associated revenue to the following quarter, which would adversely affect our operating results for the preceding quarter.

         OUR BUSINESS WILL SUFFER IF E-LEARNING PRODUCTS ARE NOT WIDELY ADOPTED.

         Our e-Learning solutions represent a new and emerging approach for the corporate soft skills education and training market. Our success depends substantially upon the widespread adoption of e-Learning products for education and training. The early stage of development of this market makes it difficult for us to predict customer demand accurately. The failure of this market to develop, or a delay in the development of this market -- whether due to technological, competitive or other reasons -- would severely limit the growth of our business and adversely affect our financial performance.

         INTENSE COMPETITION FROM OTHER EDUCATION AND TRAINING COMPANIES COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY.

         The market for soft skills education and training products is fragmented and highly competitive. Increased competition may result in lost sales and may force us to lower prices. We expect that competition in this market will increase substantially in the future.

         One source of competition for our products is the internal educational and technological personnel of potential customers. If an organization decides to use external providers to supply some or all of its training, our principal sources of competition are:

         - Providers of traditional classroom instruction. Many of the companies, colleges and universities in this category are attempting to adapt their courses to e-Learning formats suitable for deployment over the internet and corporate intranets.

         -        Providers of CD-ROM training courses.

         - Suppliers of online information technology training courses that are attempting to take advantage of their current technology and customer base and expand into the soft skills market.

         We may be unable to maintain or improve our competitive position. Many of our current and potential competitors have longer operating histories, greater name recognition and greater financial, technical, sales, marketing, support and other resources than we do. This may place us at a disadvantage in responding to competitors' pricing strategies, marketing campaigns, and technological advances, alliances and other initiatives.

         WE RELY ON A LIMITED NUMBER OF THIRD PARTIES TO PROVIDE US WITH EDUCATIONAL CONTENT FOR OUR COURSES, AND THEY MAY NOT BE ABLE TO DEVELOP NEW COURSES OR ENHANCE EXISTING COURSES ON A TIMELY BASIS.

         To be competitive, we must develop and introduce on a timely basis new course offerings which meet the needs of companies seeking to use our education and training products. In addition, some of our courses may need to be updated due to changes in educational doctrines or the evolving requirements of educational institutions and certification organizations. We rely on independent third parties to provide us with the educational content for our courses based on learning objectives and specific instructional design templates that we provide to them. We do not have exclusive arrangements or long-term contracts with any of these content providers. If one or more of our third party content providers were to stop working with us, we would have to rely on other parties to develop our course content. In addition, these providers may fail to develop new courses or enhance existing courses on a timely basis. We cannot predict whether new content or enhancements would be available from reliable alternative sources on reasonable terms.

         OUR COURSE CONTENT PROVIDERS SUPPLY US WITH THE EDUCATIONAL CONTENT OF OUR COURSES AND ARE GENERALLY NOT RESTRICTED FROM DEVELOPING SIMILAR CONTENT FOR OUR COMPETITORS, WHICH COULD MAKE IT EASIER FOR OUR COMPETITORS TO COMPETE WITH US.

         We rely on independent third parties to provide us with the educational content for our courses based on learning objectives and specific instructional design templates that we provide to them. Our agreements with these content providers do not restrict them from developing courses on similar topics for our competitors or from competing directly with us, so long as they do not use our toolkit or templates. As a result, our competitors may be able to duplicate some of our course content and may, therefore, find it easier to enter the market for soft skills education and training.

         OUR SUCCESS DEPENDS ON THE SERVICES OF CHARLES E. MORAN AND OUR OTHER EXECUTIVE OFFICERS AND KEY EMPLOYEES.

         Our future success depends to a significant degree on the skills and efforts of Charles E. Moran, our founder, Chairman of the Board, President and Chief Executive Officer. The loss of the services of Mr. Moran could have a material adverse effect on our business and financial performance. We also depend on the ability of our other executive officers and members of senior management to work effectively as a team. The loss of one or more of our executive officers or senior management members could result in less effective development of our products and management of our business, which could have a material adverse effect on our business and financial performance.

         OUR FUTURE GROWTH DEPENDS ON SUCCESSFUL HIRING AND RETENTION, PARTICULARLY WITH RESPECT TO SALES, MARKETING AND DEVELOPMENT PERSONNEL, AND WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL WE NEED TO SUCCEED.

         Our failure to attract and retain sufficient skilled personnel, particularly sales and marketing personnel, may limit the rate at which we can grow, may adversely affect the quality or availability of our products and may result in less effective management of our business, any of which may harm our business and financial performance. Qualified personnel are in great demand throughout the software industry. Moreover, newly hired employees generally take several months to attain full productivity, and not all new hires satisfy our performance expectations.

         THE VARIABILITY AND LENGTH OF THE SALES CYCLE FOR OUR PRODUCTS MAY MAKE OUR OPERATING RESULTS UNPREDICTABLE AND VOLATILE.

         The period between our initial contact with a potential customer and the purchase of our products by that customer typically ranges from three to 12 months. Factors that contribute to our long sales cycle, include:

         - our need to educate potential customers about the benefits of our products;

         -        competitive evaluations by customers;

         -        the customers' internal budgeting and approval processes;

         - the fact that some customers view training products as discretionary spending, rather than purchases essential to their business; and

         - the fact that we target large companies, which often take longer to make purchasing decisions due to the size and complexity of the enterprise.

         Our long sales cycle makes it difficult for us to predict if and when a potential sale will actually occur. In addition, if a sale is delayed from the quarter in which we expect it to occur, our operating results for that quarter would be adversely affected.

         OUR FAILURE TO PROPERLY MANAGE OUR RECENT AND ANTICIPATED GROWTH COULD HAVE A MATERIAL ADVERSE EFFECT ON THE QUALITY OF OUR PRODUCTS, OUR ABILITY TO RETAIN KEY PERSONNEL AND THE EFFICIENCY OF OUR OPERATIONS.

         Our failure to properly manage our recent and anticipated growth could have a material adverse effect on the quality of our products, our ability to retain key personnel and the efficiency of our operations, any of which could have a material adverse effect on our business and financial performance. From December 31, 2000 to December 31, 2001, the number of our employees increased from 166 to 311, including 58 employees added as a result of our December 2001 acquisition of Books24x7.com, Inc. In addition, as a result of the Books24x7.com, Inc. acquisition, we now operate two distinct organizations - the SkillSoft organization and the Books organization - and the Books organization is operated out of a facility in Norwood, Massachusetts, which may make it more difficult to integrate and manage the Books organization. This growth has strained, and our future growth may continue to strain, our management, operational systems and other resources. To manage our growth effectively, we must be able to maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. We may be unable to do so.

         BECAUSE MANY OF OUR COURSES AND TECHNOLOGIES ARE STILL UNDER DEVELOPMENT AND WE EXPECT TO CONTINUE TO DEVELOP NEW COURSES AND ENHANCE OUR TECHNOLOGIES, OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO INTRODUCE THESE NEW COURSES AND TECHNOLOGIES ON A TIMELY BASIS OR IF NEW COURSES ARE UNSUCCESSFUL.

         Our future success will depend significantly on whether we are able to introduce new courses and enhance our Web-based technologies on a timely basis. While we have new courses and technology features scheduled for commercial launch, we may not be successful in releasing them as scheduled, and they may not meet with market acceptance. We may not have sufficient resources to develop the new courses and technology enhancements necessary to maintain or improve our competitive position.

         BECAUSE OUR PRODUCTS AND SERVICES MAY NOT BE VIEWED BY OUR CUSTOMERS AS ESSENTIAL TO THEIR BUSINESS, DEMAND FOR OUR PRODUCTS MAY BE ESPECIALLY SUSCEPTIBLE TO ADVERSE ECONOMIC CONDITIONS.

         Our business and financial performance may be damaged, more so than most companies, by adverse financial conditions affecting our target customers or by a general weakening of the economy. Some companies may not view training products as critical to the success of their business. If these companies experience disappointing operating results, whether as a result of adverse economic conditions, competitive issues or other factors, they may decrease or forego education and training expenditures before limiting their other expenditures.

         WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS, AND OUR PRODUCTS MUST ADAPT TO FREQUENT CHANGES IN TECHNOLOGY AND INDUSTRY STANDARDS, AND WE MAY HAVE DIFFICULTY INTRODUCING NEW PRODUCTS OR KEEPING UP WITH THESE CHANGES.

         The market for education and training products is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The growth in the use of the Web and intense competition in our industry exacerbate these market characteristics. If we fail to adapt to rapidly changing technologies and customer demands by continually improving the features and performance of our products on a timely basis, we may lose existing customers or fail to gain new customers. In addition, we could incur substantial costs to modify our services or infrastructure to adapt to rapid technological change.

         THE NATURE OF OUR PRODUCTS MAKES THEM PARTICULARLY VULNERABLE TO UNDETECTED ERRORS, OR BUGS, WHICH COULD REDUCE OUR REVENUE, MARKET SHARE OR THE DEMAND FOR OUR PRODUCTS.

         Product performance problems could result in lost or delayed revenue, loss of market share, failure to achieve market acceptance, diversion of development resources or injury to our reputation, any of which could have a material adverse effect on our business and financial performance. Software products such as ours may contain undetected errors, or bugs, that result in product failures or poor product performance. Our products may be particularly susceptible to bugs or performance degradation because of the emerging nature of Web-based technologies and the stress that may be placed on our products by the full deployment of our products to thousands of users.

         WE MAY BE UNABLE TO GENERATE ENOUGH REVENUE FROM OUR INTERNATIONAL EXPANSION TO OFFSET THE COSTS ASSOCIATED WITH ESTABLISHING AND MAINTAINING FOREIGN OPERATIONS.

         A key component of our growth strategy is to expand our presence in foreign markets. It will be costly to establish international operations, market our products internationally and support and manage geographically dispersed operations. Revenue from international operations is unlikely to offset the expense of establishing and maintaining these foreign operations in the foreseeable future.

         OUR INTERNATIONAL BUSINESS WILL EXPOSE US TO RISKS WE HAVE NOT HAD TO FACE IN OUR U.S. OPERATIONS.

         As we grow our international operations, we will have to increasingly confront and manage a number of risks that we have not had to address in our U.S. operations. We may not be successful in managing these risks. These risks include:

         - expenses associated with customizing products for foreign countries;

         - challenges and costs inherent in managing geographically dispersed operations;

         - protectionist laws and business practices that favor local competitors;

         - economic or political instability in some international markets;

         -        difficulties in finding and managing local resellers;

         -        longer sales and payment cycles;

         - multiple, conflicting and changing governmental laws and regulations; and

         -        foreign currency exchange rate fluctuations.

         BECAUSE MANY USERS OF OUR COURSES ACCESS THEM OVER THE INTERNET, FACTORS ADVERSELY AFFECTING THE USE OF THE INTERNET COULD HARM OUR BUSINESS.

         Some users access our courses over the public internet. Examples include users who access courses from their employer's intranet via remote access and employees of companies that utilize our hosting services and who therefore access courses from SkillSoft-managed servers via the internet. Any factors that adversely affect internet usage could disrupt the ability of those users to access our courses, which would adversely affect customer satisfaction and therefore our business. Among the factors that could disrupt internet usage is:

         -        slow access and download times;

         -        security concerns;

         - network problems or service disruptions that prevent users from accessing an internet server; and

         - delays in, or disputes concerning, the development and adoption of industry-wide internet standards and protocols.

         WE COULD BE SUBJECTED TO LEGAL ACTIONS BASED UPON THE CONTENT WE OBTAIN FROM THIRD PARTIES OVER WHOM WE EXERT LIMITED CONTROL.

         It is possible that we could become subject to legal actions based upon claims that our course content infringes the rights of others or is erroneous. Any such claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and management personnel. The risk of such claims is exacerbated by the fact that our course content is provided by third parties over whom we exert limited control. Further, if those claims are successful, we may be required to alter the content, pay financial damages or obtain content from others.

         OUR PRODUCTS MAY BE SUSCEPTIBLE TO CLAIMS BY OTHER COMPANIES THAT OUR PRODUCTS INFRINGE UPON THEIR INTELLECTUAL PROPERTY, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

         If any of our products violate the proprietary rights of third parties, we may be required to reengineer our products or to obtain licenses to continue offering our products without substantial reengineering. Any efforts to reengineer our products or obtain licenses from third parties may not be successful and, in any case, could have a material adverse effect on our business and financial performance by substantially increasing our costs. We do not conduct comprehensive patent searches to determine whether the technologies used in our products infringe upon patents held by others. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

         RISKS ASSOCIATED WITH THIS OFFERING

         THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED SIGNIFICANTLY IN THE PAST AND MAY CONTINUE TO DO SO.

         Our common stock price has fluctuated significantly since our initial public offering on February 1, 2000. While much of the fluctuation in our common stock price may be due to our business and financial performance, we believe that these fluctuations are also due in large part to fluctuations in the stock market in general based on factors not directly related to our performance, such as general economic conditions or prevailing interest rates. As a result of these fluctuations in the price of our common stock, it is difficult to predict what the price of our common stock will be at any point in the future, and you may not be able to sell your common stock at or above the price that you paid for it.

         WARBURG, PINCUS VENTURES, L.P. AND OUR EXECUTIVE OFFICERS AND DIRECTORS AND THEIR AFFILIATES BENEFICIALLY OWN A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK WHICH WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE ACTIONS.

         The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change in control of SkillSoft, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of SkillSoft and might affect the market price of our common stock. Warburg, Pincus Ventures, L.P. owned approximately 32% of our outstanding common stock as of December 31, 2001 and, together with our executive officers and directors and their affiliates, beneficially owned approximately 44% of our outstanding common stock as of December 31, 2001. As a result, those stockholders, if they act together, are able to substantially influence or control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions and amendments to our certificate of incorporation. These stockholders may use their ownership position to approve or take actions that are adverse to your interests.

         SOME PROVISIONS OF OUR CHARTER AND BY-LAWS MAY DELAY OR PREVENT TRANSACTIONS THAT MANY STOCKHOLDERS MAY FAVOR.

         The following provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares:

         - the ability of our board of directors to issue preferred stock, and determine its terms, without a stockholder vote;

         - our classified board of directors, which effectively prevents stockholders from electing a majority of the directors at any one annual meeting of stockholders;

         - the prohibition against stockholder actions by written consent; and

         - the inability of stockholders to call a special meeting of stockholders.

         In addition, some provisions of Delaware law, particularly the "business combinations" statute in Section 203 of the Delaware General Corporation Law, may also discourage, delay or prevent someone from acquiring us or merging with us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

         The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

         We issued the shares of common stock covered by this prospectus in a private placement in connection with our acquisition of Books24x7.com, Inc. in December 2001. The following table sets forth, to our knowledge, certain information about the selling stockholders as of January 22, 2002.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                                                                  Number of Shares
                                    Shares of Common Stock        of Common Stock         Shares of Common Stock to be
 Name of Selling Stockholder      Owned Prior to Offering (1)      Being Offered           Owned After Offering (1)(2)
- -----------------------------------------------------------------------------------------------------------------------
                                      Number     Percentage                                Number        Percentage
- -----------------------------------------------------------------------------------------------------------------------

Commonwealth Capital Ventures         325,997      1.9%                  325,997            --              --
   L.P.

Sigma Partners III, L.P.              379,885      2.2%                  379,885            --              --

Sigma Associates III, L.P.             93,642        *                    93,642            --              --

Sigma Investors III, L.P.              10,464        *                    10,464            --              --

Whitman Partners, L.P.                122,336        *                   122,336            --              --

Douglas F. Whitman and                 11,121        *                    11,121            --              --
   Quintilla S. Whitman,
   Trustees of the Whitman
   Family Revocable Trust,
   dated January 22, 1998

Nancy W. Shott, Custodian for           5,545        *                     5,545            --              --
   Corey Louis Whitman under
   the California Uniform
   Transfers to Minors Act

Nancy W. Shott, Custodian for           5,545        *                     5,545            --              --
   Katherine Quintilla
   Whitman under the
   California Uniform
   Transfers to Minors Act

- --------------------------
* Less than one percent.

(1) Of the total shares of common stock listed as owned by the selling stockholders, a total of 95,454 shares are held in an escrow account to secure indemnification obligations of the former stockholders of Books24x7.com, Inc. to us. It is expected that these shares (less any shares that may be distributed from the escrow account to us in satisfaction of indemnification claims) will be released from escrow and distributed to the selling stockholders on December 28, 2002. The number of shares indicated as owned by each selling stockholders includes those shares (representing 10% of the number of shares listed as beneficially owned by each selling stockholder) which such selling stockholder is entitled to receive upon distribution of these shares from the escrow account.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

         Except as described below, none of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years. Michael T. Fitzgerald, a director of Books24x7.com, Inc. since January 1996, is a managing general partner of Commonwealth Capital Ventures L.P. Lawrence G. Finch, a director of Books24x7.com, Inc. since January 1996, is a general partner of Sigma Management III, L.P., the general partner of Sigma Partners III, L.P., Sigma Associates III, L.P. and Sigma Investors III, L.P.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

         -        in privately negotiated transactions; and

         -        in options transactions.

         In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) the date one year after the date of this prospectus.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

         The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

                  (1) Our Annual Report on Form 10-K for the year ended January 31, 2001;

                  (2) Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2001;

                  (3) Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2001;

                  (4) Our Quarterly Report on Form 10-Q for the quarter ended October 31, 2001;

                  (5) Our Current Report on Form 8-K filed on January 10, 2002, as amended by a Form 8-K/A filed on January 25, 2002;

                  (6) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

                  (7) The description of our common stock contained in our Registration Statement on Form 8-A dated January 10, 2000.

         You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

                           SkillSoft Corporation
                           20 Industrial Park Drive
                           Nashua, NH  03062
                           Attention: Chief Financial Officer
                           Telephone: (603) 324-3000

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by SkillSoft (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

             Filing Fee - Securities and Exchange Commission.....................     $      2,238
             Legal fees and expenses.............................................     $     15,000
             Accounting fees and expenses........................................     $     10,000
             Miscellaneous expenses..............................................     $      2,762
                                                                                      ------------
                      Total Expenses.............................................     $     30,000
                                                                                      ------------

         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law and SkillSoft's Amended and Restated Certificate of Incorporation provide for indemnification of SkillSoft's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of SkillSoft and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

         In addition, SkillSoft has purchased a directors and officers liability insurance policy.

         ITEM 16. EXHIBITS

  EXHIBIT NUMBER                                       DESCRIPTION

        4.1*         Amended and Restated Certificate of Incorporation of the Registrant.
        4.2**        Amended and Restated By-laws of the Registrant.
        5.1          Opinion of Hale and Dorr LLP.
       23.1          Consent of Arthur Andersen LLP.
       23.2          Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.
       24.1          Power of Attorney (See pages II-3 and II-4 of this Registration Statement).

- ------------------------------------
* Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-86815).

** Incorporated by reference to the Annual Report on Form 10-K/A for the fiscal year ended January 31, 2001.

     ITEM 17.  UNDERTAKINGS.

         Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashua, New Hampshire, on January 28, 2002.

                                       SKILLSOFT CORPORATION

                                       By:  /s/ Charles E. Moran
                                            -----------------------------------
                                            Charles E. Moran
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

         We, the undersigned officers and directors of SkillSoft Corporation, hereby severally constitute and appoint Charles E. Moran, Thomas J. McDonald, and Patrick J. Rondeau and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable SkillSoft Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                        Title                                    Date
                ---------                                        -----                                    ----
  /s/ Charles E. Moran                    President, Chief Executive Officer and Director      January 28, 2002
  --------------------------              (Principal Executive Officer)
  Charles E. Moran

  /s/ Thomas J. McDonald                  Chief Financial Officer (Principal Financial and     January 28, 2002
  --------------------------              Accounting Officer)
  Thomas J. McDonald


  /s/ James Adkisson                      Director                                             January 28, 2002
  --------------------------
  James Adkisson

                                          Director
  --------------------------
  C. Samantha Chen

  /s/ William T. Coleman III              Director                                             January 28, 2002
  --------------------------
  William T. Coleman III


  /s/ Stewart K.P. Gross                  Director                                             January 28, 2002
  --------------------------
  Stewart K.P. Gross

  /s/ John J. Neuhauser                   Director                                             January 28, 2002
  --------------------------
  John J. Neuhauser

                                  EXHIBIT INDEX

                 EXHIBIT
                 NUMBER                  DESCRIPTION

                  4.1* Amended and Restated Certificate of Incorporation of the Registrant.

                  4.2**    Amended and Restated By-laws of the Registrant.

                  5.1      Opinion of Hale and Dorr LLP.

                  23.1     Consent of Arthur Andersen LLP.

                  23.2 Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

                  24.1 Power of Attorney (See page II-4 of this Registration Statement).

- ------------------------------------

* Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-86815).

** Incorporated by reference to the Annual Report on Form 10-K/A for the fiscal year ended January 31, 2001.